EXHIBIT 10.33

EXECUTION

SERVICING RIGHTS
PURCHASE AND SALE AGREEMENT

between

METLIFE BANK, NATIONAL ASSOCIATION

and

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

Seller

Dated as of June 3, 2008

i

ARTICLE V

INDEMNIFICATION; CLAIMS
Section 5.01 Survival of Representations, Warranties and Covenants	30
Section 5.02 Indemnification of Purchaser	30
Section 5.03 Indemnification of Seller	30
Section 5.04 Indemnification Procedures	31
Section 5.05 Tax Treatment of Indemnity Payments	33
Section 5.06 Mitigation of Losses; Exclusive Remedy	33
Section 5.07 Rights to Indemnification	34
ARTICLE VI

MISCELLANEOUS
Section 6.01 Expenses	34

Section 6.02 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.34

Exhibit “A” MORTGAGE LOAN SCHEDULE

Exhibit “B” SERVICING TRANSFER INSTRUCTIONS

Exhibit “C” CONTENTS OF SERVICING FILE AND MORTGAGE FILE Exhibit “D” PURCHASE PRICE CALCULATION

Exhibit “E” PERSONS WITH KNOWLEDGE

Exhibit "F" HEDGING INSTRUMENTS FAIR MARKET VALUE

ii

SERVICING RIGHTS
PURCHASE AND SALE AGREEMENT

     THIS SERVICING RIGHTS PURCHASE AND SALE AGREEMENT, made as of June 3, 2008 (“Agreement”), is hereby mutually agreed upon and entered into by and between MetLife Bank, National Assocation (“Purchaser”) and First Tennessee Bank National Association (“Seller”).

      WITNESSETH:

      WHEREAS, First Horizon Home Loans, an operating division of Seller (“FHHL”), presently conducts the business of marketing, soliciting, originating, selling, securitizing and servicing mortgage loans throughout the United States (the “Business”), and Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, certain of the assets and liabilities related to the Business;

      WHEREAS, in furtherance of the sale of the Business by Seller to Purchaser, Seller and Purchaser have entered in that certain Asset Purchase Agreement dated June 3, 2008 (the “Purchase Agreement”);

     WHEREAS, in connection with the Business, FHHL presently services certain mortgage loans, each secured by a first or second lien on residential real property, as more particularly described on the Mortgage Loan Schedule (as defined herein);

     WHEREAS, in connection with the transactions contemplated in the Purchase Agreement, Seller and Purchaser desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign to Purchaser all of Seller’s right, title and interest in and to the Servicing Rights (as defined herein), and Purchaser will purchase and assume all right, title and interest in and to the Servicing Rights.

     NOW, THEREFORE, in consideration of the mutual premises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions.

      For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.01.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property or the Servicer is located.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of a majority of such Person’s outstanding voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have correlative meanings.

“Agency” or “Agencies” means Fannie Mae, Freddie Mac, FHA, FHLB, HUD, VA or any State Agency, as applicable.

“Agreement” means this Servicing Rights Purchase and Sale Agreement, all amendments, supplements and exhibits attached hereto and including any other document delivered pursuant hereto.

“Ancillary Fees” means all fees derived from the Mortgage Loans, excluding Servicing Fees and subservicing fees attributable to the Mortgage Loans, but including but not limited to late charges, prepayment penalties, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees and all other incidental fees and charges collected from or assessed against the Mortgagor, other than those charges payable to the applicable Investor under the terms of the applicable Servicing Agreements or as otherwise agreed by the Parties.

“Applicable Law” means, as of the time of reference and as applicable, any Law or Order applicable to the Mortgage Loans or their servicing. As used herein a state or local law or Order may not be considered an Applicable Law and may not apply to Seller or Purchaser pursuant to the terms of the National Bank Act or regulations of the Office of the Comptroller of the Currency or federal case law interpreting the National Bank Act or regulations of the Comptroller of the Currency although the Parties mutually agree to comply with such state or local law or Order.

“Applicable Servicing Requirements” means, as of the time of reference and as applicable, (i) all contractual obligations relating to the origination, sale, securitization or servicing of the Mortgage Loans, including without limitation those contractual obligations contained herein, in the applicable Servicing Agreements, in any Guide or other guideline of any Agency, Insurer, Investor or Regulator or in the Mortgage Loan Documents; (ii) all Applicable Laws applicable to the servicing of or the enforcement of, or filing of claims in connection with, the related Mortgage Loans, including, without limitation, the Guide or other guidelines of any Investor or Insurer, or any other Governmental Body, including without limitation any Regulator; and (iii) Accepted Servicing Practices.

“Assignments of Mortgage Instruments” means an assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein or if the related Mortgage has been recorded or previously assigned in the name of MERS or its designee, such actions as are necessary to cause the designee to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

“Base Servicing Fee” means, with respect to any Mortgage Loan, the fee payable to Servicer under the applicable Servicing Agreement as consideration for servicing such Mortgage Loan, in an amount equal to the product of (i) the Base Servicing Fee Rate and (ii) the unpaid principal balance of such Mortgage Loan as of the applicable date, payable as provided in such Servicing Agreement.

“Base Servicing Fee Rate” means, with respect to any Mortgage Loan, the percentage per annum specified on the Mortgage Loan Schedule.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the Parties are located are authorized or obligated by law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Custodial Accounts” means the principal and interest custodial accounts and taxes and insurance custodial accounts in which Custodial Funds and Escrow Funds are to be deposited and maintained by Servicer.

“Custodial Funds” means all funds held by Servicer with respect to the related Mortgage Loans including, but not limited to, all principal and interest funds, Escrow Funds, and any other funds due the Investor, maintained by Servicer relating to the Mortgage Loan.

“Cut-off Date” means the last Business Day of the month in which the Sale Date occurs.

“Escrow Funds” means funds held by Servicer with respect to the related Mortgage Loans for the payment of taxes, assessments, insurance premiums, ground rents, funds from hazard insurance loss drafts, other mortgage escrow and impound items and similar charges (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if applicable).

“Exhibit” means an exhibit attached hereto or delivered or to be delivered pursuant to this Agreement.

“Fannie Mae” means the Federal National Mortgage Association (FNMA), or any successor thereto.

“FHA” means the Federal Housing Administration, or any successor thereto.

“FHLB” means the Federal Home Loan Bank or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation (FHLMC), or any successor thereto.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, national, supranational, state, provincial, or local, or any similar government, governmental, regulatory or administrative agency, commission, instrumentality or authority thereof (including without limitation the Federal Reserve Board and any Agency), or any court, tribunal, judicial or arbitrator (public or private), or self-regulatory organization.

“Gross Purchase Price” means the net book value of the Servicing Rights and the Hedging Instruments related to the Servicing Rights set forth on Seller’s financial statements as of the Sale Date in accordance with GAAP. An example of the calculation of the Gross Purchase Price using April 30, 2008 balances on Seller’s balance sheet is set forth on Exhibit D attached hereto.

“Guides” means any and all applicable rules, regulations, requirements and guidelines of any Insurer or Investor, as the same may be amended from time to time, including, without limitation, (a) the Fannie Mae Selling and Servicing Guides and (b) the Freddie Mac Sellers’ and Servicers’ Guides.

“Hedging Instruments” means interest rate swaps, caps, floors, collars and option agreements or other interest rate risk management arrangements related to the Servicing Rights entered into between Seller and a third party in connection with the Business.

“Hedging Instruments Fair Market Value” means the fair market value of the Purchased Hedging Instruments, calculated in accordance with Exhibit “F”.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Insurer” or “Insurers” means an Agency, any private mortgage insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy or alternative title product, any earthquake insurance policy, or any other insurance policy applicable to a Mortgage Loan, Mortgaged Property or Pool, and any successor thereto.

“Investor” means, with respect to each Mortgage Loan, Fannie Mae.

“Investor Consent” means, if required by the Applicable Servicing Requirements, the written affirmative consent or approval of the Investor to the transfer of Servicing Rights from Seller to Purchaser.

“Knowledge” means the knowledge of the individuals listed in Exhibit “E”. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if: (x) such individual is actually aware of such fact or other matter; (y) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; or (z) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter that are within his or her area of responsibility.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process, including, without limitation, those relating to consumer credit and mortgage lending, selling, servicing, brokering or securitizing (including but not limited to the Real Estate Settlement Procedures Act, the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act and all applicable state laws related to the foregoing) and laws covering predatory lending, fair housing and unfair and deceptive practices, the Code, state adaptations of the Uniform Commercial Code and the Uniform Consumer Credit Code, any Environmental Law, ERISA and the Securities Laws.

“Loss” or “Losses” means any and all actual losses, damages, deficiencies, claims, costs or expenses, including without limitation, reasonable attorneys’ fees and disbursements and out-of-pocket costs and expenses that are reasonable and documented.

“Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), assets, or results of operations of the Business, taken as a whole, or (ii) a material impairment of, or delay in, Seller’s ability to effect the transactions contemplated herein or to perform its obligations under this Agreement; provided, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a Material Adverse Effect: (a) any event, circumstance, change or effect arising out of or attributable to changes in the economy or securities, credit, or financial markets, including, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same materially disproportionately adversely affects the Business as compared to other companies in the industry in which the Business operates, (b) changes in, or in the application of, GAAP, or (c) changes in Applicable Laws except to the extent any of the same materially disproportionately adversely affects FHHL as compared to other companies in the industry in which FHHL operates.

“MERS” means the Mortgage Electronic Registration System that enables members to execute and deliver an Assignment of Mortgage Instrument with respect to a Mortgage Loan to MERS for recording in the office of the appropriate local jurisdiction and thereby, if acceptable to the Investor, avoid the need for the execution, delivery and recordation of an Assignment of Mortgage from the existing Servicer to the new Servicer when the servicing with respect to the Mortgage Loan is transferred and the execution and delivery of an Assignment of Mortgage from the new Servicer to the Investor.

“MOM Loan” means a Mortgage Loan with respect to which the granting clause of the uniform security instrument has been modified according to Fannie Mae/Freddie Mac requirements so that the borrower grants the mortgage to MERS rather than to the original lender and which, when recorded, reflects MERS as the original mortgagee.

“Monthly Advance(s)” means with respect to a Mortgage Loan, the amounts advanced by Servicer on account of principal and interest in connection with the servicing of the related Mortgage Loan in accordance with the Applicable Servicing Requirements.

“Mortgage File” means the file containing the items pertaining to a particular Mortgage Loan referred to in Exhibit C attached hereto.

“Mortgage Instrument” means any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a lien on real estate securing payment by a Mortgagor of a Mortgage Note.

“Mortgage Loan” means the one-to-four family residential mortgage loans identified on the Mortgage Loan Schedule with respect to which, prior to the Sale Date, Seller is the owner of the Servicing Rights and which are the subject of this Agreement.

“Mortgage Loan Documents” means with respect to any Mortgage Loan, the related Mortgage Note; Assignment; Mortgage Instrument; intervening assignments of the Mortgage Instrument, if any; title insurance policy or alternative title product; power of attorney; assumption, modification or consolidation agreements, if any; and any other documents required to be retained in original form or other allowed form by the Investor pursuant to Applicable Servicing Requirements.

“Mortgage Loan Payment” means, with respect to a Mortgage Loan, the amount of each monthly installment of principal and interest and/or escrow or other payment, as applicable, on such Mortgage Loan, whether required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

“Mortgage Loan Repurchase Price” means the amount paid by Seller to an Investor in connection with the repurchase of a Mortgage Loan pursuant to Section 3.04.

“Mortgage Loan Schedule” means the schedule of the Mortgage Loans attached hereto as Exhibit A setting forth information with respect to the Mortgage Loans.

“Mortgage Note” means the original or a certified true and correct copy of the promissory note executed by a Mortgagor, or lost note affidavit, as applicable, secured by a Mortgage Instrument and evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

“Mortgaged Property” means the property that secures a Mortgage Note and that is subject to a Mortgage Instrument.

“Mortgagor” means any obligor under a Mortgage Note or a Mortgage Instrument.

“Net Purchase Price” means an amount equal to (i) the Gross Purchase Price reduced by the (ii) aggregate balance of the Custodial Funds and Escrow Funds maintained by Seller as of the Sale Date. An example of the calculation of the Net Purchase Price using April 30, 2008 balances on Seller’s balance sheet is set forth on Exhibit D attached hereto.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Originator” means, with respect to any Mortgage Loan, any Person(s) that (i) took the loan application, (ii) processed the loan application, (iii) underwrote the loan application or (iv) closed and/or funded the Mortgage Loan.

“Party or Parties” means Seller and Purchaser.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, or a government body, agency or instrumentality.

“Pool” means one or more Mortgage Loans that have been aggregated pursuant to the requirements of the Investor, and have been pledged to secure or support payments on specific securities or participation certificates or whole loan pools.

“Principal Prepayment” means any recovery of principal on a Mortgage Loan which is received in advance of its scheduled due date, and which is not accompanied by an amount of interest representing scheduled interest due on any date subsequent to the month of prepayment.

“Prior Servicer” means any Person that serviced or subserviced any Mortgage Loan before Purchaser became the Servicer of the Mortgage Loan, if applicable.

“Recourse” means any arrangement pursuant to which the Servicer or any successor servicer bears the risk of all or any part of the ultimate credit losses incurred in connection with a default under, or the foreclosure of, acceptance of deed in lieu of foreclosure or related action in connection with, a Mortgage Loan, except that Recourse does not include losses in connection with a failure by the Servicer or any successor servicer to comply with the Applicable Servicing Requirements nor does it include the loss of any Servicing Fees or other servicing compensation.

“REO Disposition Fee” means the right to collect a fee for the maintenance and disposition of REO Property pursuant to a Servicing Agreement.

“REO Property” means a Mortgaged Property acquired by Seller through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in connection with the default or imminent default of a Mortgage Loan.

“Regulator” means the Office of the Comptroller of the Currency or any successor thereto or other Governmental Body having jurisdiction over Seller or Purchaser.

“Sale Date” means the effective date on which Purchaser acquires all of Seller’s beneficial right, title and interest in and to Servicing Rights to the Mortgage Loans, which shall occur on the date of the closing of the transactions contemplated under the Purchase Agreement. For the avoidance of doubt, the transactions contemplated in this Agreement shall be conditioned upon the closing of the transactions contemplated in the Asset Purchase Agreement.

“Securities Laws” means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the Securities and Exchange Commission promulgated thereunder, including without limitation Regulation AB, and state securities or “blue sky” laws.

“Servicer” means, with respect to any Mortgage Loan, a party contractually obligated to service the Mortgage Loan.

“Servicing Advance(s)” means all customary, reasonable and necessary “out of pocket” costs and expenses other than Monthly Advances (including reasonable attorney’s fees and disbursements) incurred in the performance by the Servicer of its servicing obligations in accordance with Applicable Servicing Requirements, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property, (d) compliance with obligations regarding taxes, insurance and other charges, (e) compliance with the requirements of the applicable Agency, Insurer or Investor and (f) servicing of the Mortgage Loans in conformity with Accepted Servicing Practices.

“Servicing Agreements” means the contracts, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and Servicer, with respect to the servicing of Mortgage Loans.

“Servicing Fee” means the amount payable to Servicer under the applicable Servicing Agreement related to a Mortgage Loan as consideration for servicing the Mortgage Loan, equal to (i) the product of 1/12 and the Servicing Fee Rate multiplied by (ii) the outstanding principal balance of such Mortgage Loan.

“Servicing Fee Rate” means for any Mortgage Loan, the sum of the Base Servicing Fee Rate and the Excess Servicing Fee Rate, as set forth on the Mortgage Loan Schedule.

“Servicing File” means with respect to each Mortgage Loan, the file retained by the Servicer consisting of originals, copies or scanned images of all documents in the Mortgage File which are not delivered to the Investor or custodian and copies of the Mortgage Loan Documents listed in Exhibit C, the originals or copies of which are delivered to the Investor or a custodian pursuant to the related Servicing Agreement.

“Servicing Rights” means any and all of the following: (a) all rights and obligations to service the Mortgage Loans; (b) any compensation for servicing the Mortgage Loans; (c) any Ancillary Fees; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller as servicer thereunder; (e) any interest on escrow payments allowed by Applicable Law or other similar payments with respect to the Mortgage Loans and any amounts actually collected by Seller with respect thereto; (f) all accounts and other rights to payment related to the performance of servicing of the Mortgage Loans; and (g) the right to possess and use any and all Servicing Files, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans to the extent relating to the past, present or prospective servicing of the Mortgage Loans and the right to collect REO Disposition Fees.

“Servicing Rights Repurchase Price” means the amount set forth in Section 3.05 to be paid by Seller to Purchaser upon the repurchase of the Servicing Rights for any of the Mortgage Loans.

“Servicing Transfer Instructions” The instructions detailing the procedures pursuant to which the Seller shall cause the transfer of servicing of the related Mortgage Loans to the Purchaser attached hereto as Exhibit B.

“State Agency” means any state agency or regulatory authority with authority to regulate the activities of Servicer relating to the origination or servicing of Mortgage Loans or Pipeline Loans, determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by Servicer, or otherwise participate in or promote mortgage lending.

“Subservicing Agreement” means that certain Mortgage Loan Subservicing Agreement by and between Seller and Purchaser of even date herewith.

“Survival Period” means, with respect to the representations and warranties set forth in Section 3.01 and Section 3.03, the one year period commencing on the Sale Date and ending on the one year anniversary of the Sale Date and, with respect to the representations and warranties set forth in Section 3.02, the period commencing on the Sale Date and ending when the Mortgage Loans are paid in full; provided, that if such date is not a Business Day, then such covenants and agreements of the Parties shall survive until the next succeeding Business Day.

“Third Party Claim” means any claim, demand or litigation by a third party.

“Transfer Date” means, with respect to the Servicing Rights, the date on which the Purchaser shall commence servicing the related Mortgage Loans following receipt of approvals by Purchaser and Seller from the applicable Agencies.

“Transition Services Agreement” means an agreement pursuant to which Seller will provide, or cause its Affiliates to provide, certain transition services to Purchaser and Purchaser will provide, or cause its Affiliates to provide, certain transition services to Seller, in form and substance which is mutually agreed to by Seller and Purchaser.

“VA” means the Department of Veterans’ Affairs or any successor thereto.

Section 1.02   Terms Defined Elsewhere in this Agreement.

     For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term Anti-Money Laundering Laws Business Effective Date Executive Order FHHL Indemnified Party Indemnifying Party OFAC Regulations Purchase Agreement Purchaser Seller	Section Section 3.02(n) Recitals Recitals Section 3.02(n) Recitals Section 5.04 Section 5.04 Section 3.02(n) Recitals Recitals Recitals

      All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

ARTICLE II

SALE AND TRANSFER OF SERVICING RIGHTS

Section 2.01   Purchase and Sale.

     Subject to the terms of this Agreement and contingent upon the closing of the transactions contemplated under the Purchase Agreement, the Transition Services Agreement and the Subservicing Agreement, in exchange for the Purchase Price, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Servicing Rights relating to the Mortgage Loans identified on the Mortgage Loan Schedule. Upon the terms and subject to the conditions of this Agreement, and subject to the Applicable Servicing Requirements, Seller shall, on the Sale Date, sell and assign to Purchaser, and Purchaser shall purchase and assume from Seller, all beneficial right, title, interest and obligation of Seller in and to (i) the Servicing Rights to the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) the Monthly Advances and Servicing Advances, (iii) the right to possess Mortgage Files and Servicing Files, and (iv) exclusive right to enter into arrangements that generate or to otherwise receive Ancillary Fees with respect to the Mortgage Loans.

Section 2.02   Verification of Mortgage Loan Schedule.

     No later than five (5) Business Days prior to the Sale Date, Seller shall provide Purchaser with a preliminary Mortgage Loan Schedule that sets forth each Mortgage Loan relating to the Servicing Rights being purchased as of the Sale Date. Within three (3) Business Days, Purchaser shall notify Seller either that the preliminary Mortgage Loan Schedule is acceptable or of any errors in the preliminary Mortgage Loan Schedule. If Purchaser notifies Seller that the preliminary Mortgage Loan Schedule is acceptable, then the Mortgage Loan Schedule shall become final; provided, that if Purchaser reasonably believes that there is an error in the preliminary Mortgage Loan Schedule or subsequently identifies errors in the Mortgage Loan Schedule, the Parties will cooperate in reconciling, correcting and finalizing the Mortgage Loan Schedule.

Section 2.03   Payment of the Purchase Price.

     Not later than five (5) Business Days prior to the Sale Date, the Parties shall calculate the estimated Net Purchase Price in the manner set forth on Exhibit D attached hereto. The estimated Net Purchase Price shall be calculated (i) in accordance with GAAP applied on a consistent basis (except for the absence of footnotes) using the financial accounting policies, practices or procedures maintained by Seller as of the date hereof and (ii) with respect to the Hedging Instruments Fair Market Value, as set forth on Exhibit F. If the estimated Net Purchase Price is a positive number, Purchaser shall pay the estimated Net Purchase Price to Seller on the Sale Date by wire transfer of immediately available funds to the following account:

      First Tennessee Bank – Memphis
     ABA
     Account No:
     Reference:

If the estimated Net Purchase Price is a negative number, Seller shall pay to Purchaser on the Sale Date by wire transfer of immediately available funds to the account designated by Purchaser in writing an amount equal to the difference between the Gross Purchase Price and the balance of the Custodial Funds and Escrow Funds maintained by Seller as of the Sale Date.

On the Sale Date, subject to adjustments as described in Section 2.04, Purchaser shall pay to Seller by wire transfer of immediately available funds one hundred percent (100%) of all documented Monthly Advances and Servicing Advances estimated as of the Sale Date. The payment of the outstanding Monthly Advances will be calculated based on a test of expected principal and net interest, which will result in the Purchaser paying Seller for payments that have been advanced with respect to Delinquent Mortgage Loans, and Seller remitting to the Purchaser any prepaid payments not yet due to the Investor.

Section 2.04   Adjustments.

(a)

As soon as practicable after the Sale Date, but not later than seventy five (75) days after the Sale Date, the Parties shall calculate (i) the actual Net Purchase Price as of the Sale Date in the manner set forth on Exhibit D attached hereto and (ii) the actual amount of the documented Monthly Advances and Servicing Advances as of the Sale Date. If the Net Purchase Price is greater than the estimated Net Purchase Price paid on the Sale Date, Purchaser shall pay to Seller an amount equal to the difference between the estimated Net Purchase Price and the Net Purchase Price by wire transfer of immediately available funds to the account identified in Section 2.03. If the Net Purchase Price is less than the estimated Net Purchase Price, Seller shall refund to Purchaser an amount equal to the difference between the estimated Net Purchase Price and the Net Purchase Price by wire transfer of immediately available funds to the account designated by Purchaser in writing. If the actual amount of the documented Monthly Advances and Servicing Advances as of the Sale Date is greater than the amount paid with respect thereto by Purchaser to Seller on the Sale Date, Purchaser shall pay to Seller an amount equal to the difference between the amount paid with respect thereto by Purchaser on the Sale Date and the actual Monthly Advances and Servicing Advances as of the Sale Date by wire transfer of immediately available funds to the account identified in Section 2.03. If the actual amount of the documented Monthly Advances and Servicing Advances as of the Sale Date is less than the amount paid with respect thereto by Purchaser on the Sale Date, Seller shall refund to Purchaser an amount equal to the difference between the amount paid with respect thereto by Purchaser on the Sale Date and the actual Monthly Advances and Servicing Advances as of the Sale Date by wire transfer of immediately available funds to the account designated by Purchase in writing.

(b)

If, within sixty (60) days of the Sale Date, an error is discovered with respect to the calculation of the payment or amount transferred pursuant to the terms of this Agreement, within five (5) Business Days after the receipt of information sufficient to provide notice that payment is due, the Party benefiting from the error shall pay an amount sufficient to correct and reconcile the error and shall provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion), concerning the accuracy of such reconciliation.

Section 2.05   Evidence of Sale.

     Prior to the Transfer Date, Purchaser and Seller shall execute (or cause to be executed) and deliver the documents required by the Investor in connection with the transfer of the related Servicing Rights hereunder, in form and substance reasonably satisfactory to Purchaser and Seller, and shall execute and deliver such other instruments or documents as Purchaser and Seller shall reasonably determine are necessary to evidence the transactions contemplated hereby.

Section 2.06   Interim Servicing.

     If Transfer Date occurs on a date following the Sale Date, Seller shall interim service the Mortgage Loans as Servicer of record with the Investor pursuant to the Applicable Servicing Requirements during any interim period between the Sale Date and Transfer Date; provided, however, that the Parties acknowledge and agree that, in such event, Purchaser will perform for Seller’s benefit all necessary services required of Servicer under the Applicable

Servicing Requirements following the Sale Date in accordance with the terms of the Transition Services Agreement.

Section 2.07   Servicing Transfer Instructions.

     In connection with the transfer of Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller shall follow the Servicing Transfer Instructions attached hereto as Exhibit B and shall take all steps necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to Purchaser. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, the terms of this Agreement shall control. In connection with the transfer of the Servicing Rights, the Parties acknowledge and agree that, after the Sale Date, Purchaser will perform for Seller’s benefit all necessary services required of Seller under the Servicing Transfer Instructions as set forth in the Transition Services Agreement.

Section 2.08   Delivery of Mortgage Loan Data and Servicing Files.

(a)

Sale Date Data Tapes. No later than five (5) days before the Sale Date, Seller shall provide Purchaser with a preliminary tape(s) containing the information reasonably required hereunder to purchase the Servicing Rights. Without limiting the foregoing, the data tape or tapes delivered in connection with the Sale Date shall contain the information specified on the Mortgage Loan Schedule as of the Cutoff Date so as to permit Purchaser to calculate the Purchase Price.

(b)

Transfer of Servicing Files. By means of the closing of the sale of the Business pursuant to the Purchase Agreement, Seller shall transfer and convey to Purchaser on the Sale Date all right, title and interest in and to, and possession of, all Servicing Files pertaining to the related Mortgage Loans and the related servicing records in Seller’s possession as of the Sale Date. Purchaser shall notify Seller in writing of any missing Servicing File. Following such notification, Purchaser shall be entitled to create or otherwise attempt to obtain the remaining missing Servicing Files. Upon creation or acquisition of the remaining missing necessary documentation, Purchaser shall notify Seller in writing of which documents were created or otherwise obtained and the related costs incurred by Purchaser, and Seller shall reimburse Purchaser for its reasonable and necessary documented out-of-pocket and internal costs and expenses incurred in creating or otherwise obtaining such missing necessary documentation. Anything to the contrary contained in this Agreement notwithstanding except for Applicable Servicing Requirements which must be satisfied, with respect to each Mortgage Loan, Seller may deliver any documents required to be delivered to Purchaser by means of electronic data containing the relevant information or a computer disk containing scanned images of some or all documents relating to the Mortgage Loan.

Section 2.09   Assignments.

     Unless otherwise agreed in writing by the Parties, within the time period provided by the Investor, Purchaser, as Seller’s agent pursuant to the Transition Services Agreement, shall promptly take all such action as may be necessary to transfer all right, title and interest in the Servicing Rights with respect to the Mortgage Loans to Purchaser. If, pursuant to Applicable Servicing Requirements, an Assignment of Mortgage Instrument is required to be recorded, Purchaser, as Seller’s agent pursuant to the Transition Services Agreement, shall prepare, at Seller’s cost and expense, and record such Assignment of Mortgage Instrument; provided, however, that in the event the Purchaser elects to prepare and record any Assignments of Mortgage Instruments other than as required by Applicable Servicing Requirements, the Purchaser shall be responsible for such cost.

     For each Mortgage Loan registered with MERS, Seller shall provide Purchaser with the MERS mortgage loan identification number in an electronic format acceptable to the Parties. Purchaser, as Seller’s agent pursuant to the terms of the Transition Services Agreement, shall follow the requirements of the applicable Agency and MERS to reflect in the records of MERS the recording of the Mortgage Instrument, assignment to MERS and transfer of Servicing to the Mortgage Loan from Seller to Purchaser, and shall continue the transmission of recording information of the Mortgage Instruments and Assignment of Mortgage Instrument to MERS after the Transfer Date, until all such recording information is received and transmitted to MERS. For each Mortgage Loan registered with MERS or closed as a MOM Loan, Seller shall bear all costs and responsibility associated with the reflection of the transfer of servicing to the Mortgage Loan in the records of MERS, which costs shall include the expense associated with: (i) the assignment and registration of the Mortgage Loans to MERS on the MERS system, as applicable; and (ii) expenses associated with the procurement, recording and transmittal of the recording information of the Mortgage Instrument and Assignment of Mortgage Instrument on the MERS system.

Section 2.10   Custodian and Custodial Files.

     The Seller shall be responsible for ensuring that the existing custodian, as applicable, has been notified that the Purchaser will be the servicer of record of the related Mortgage Loans as of the Transfer Date and that, if applicable, Seller’s custodian transfers to Purchaser’s custodian all Mortgage Files and applicable documentation related to the Mortgage Loans in accordance with the Servicing Transfer Instructions. The Seller shall ensure that the Mortgage File and any documents related to the Mortgage Loans held by Seller’s custodian are in the possession of the custodian. The Seller shall use reasonable efforts to cause the custodian to deliver exception reports with respect to the related Mortgage Files.

Section 2.11   Custodial Funds and Escrow Funds; Reconciliation.

     In connection with the closing of the transactions contemplated by the Purchase Agreement and this Agreement, effective as of the Sale Date, Purchaser shall assume Seller’s obligations with respect to the Escrow Funds, Custodial Funds and Custodial Accounts maintained by Seller with respect to the Mortgage Loans as required under the Applicable Servicing Requirements. On or before the Sale Date, Purchaser shall create and fund all Custodial Accounts required by the Applicable Servicing Requirements in the amount specified by Seller, taking into account the results of the Reconciliation Project pursuant to Section 3.06, and Seller shall not remit any Escrow Funds or Custodial Funds maintained by Seller to Purchaser in connection with the transfer of the Servicing Rights under this Agreement. Seller shall remit and deliver to Purchaser any funds and collections held by Seller and related to the Servicing Rights, if any, other than any Escrow Funds or Custodial Funds. The Seller will be entitled to Servicing Fees related to Mortgage Loan payments actually collected while the Seller serviced the Mortgage. The Purchaser will not be responsible for payment of any scheduled servicing fee to the Seller.

Section 2.12   Investor Consent.

     If necessary, in accordance with the Applicable Servicing Requirements, Seller shall submit to the Investor (or other third parties) all materials necessary to obtain the Investor Consent in a timely manner with respect to the transfer of Servicing Rights from Seller to Purchaser. Seller shall use its best reasonable efforts to obtain Investor Consent promptly, and Purchaser shall cooperate with Seller in obtaining the Investor Consent. Seller shall pay any and all costs of securing Investor Consent for the transactions contemplated in this Agreement, including, without limitation, fees to the Investors for the transfer of Servicing Rights in accordance with the Applicable Servicing Requirements. Seller shall promptly notify Purchaser in writing if (i) the Investor (or other third parties) advises Seller that the Transfer Date will be a date other than as provided in this Agreement, or (ii) the Investor (or other third parties) advises Seller that any portion of the Servicing Rights may not be transferred to Purchaser.

Section 2.13   Final Certification and Recertification for Agency Transfers.

     Purchaser shall, as Seller’s agent and on Seller’s behalf pursuant to the Transition Services Agreement, be responsible for obtaining, and shall use commercially reasonable efforts to obtain, any and all documents and shall take all necessary actions, including attempting to obtain any missing or inaccurate necessary information, to enable Purchaser to obtain final Agency certification and/or recertification, as applicable, of such Pool by the applicable Agency deadline, including any required recertification of Pools in connection with the transfer of Servicing Rights to Purchaser hereunder. If, following all such efforts by Purchaser, due to any missing or inaccurate information required to obtain final Agency certification and/or recertification, Purchaser is not able to obtain the final certification and/or recertification of the related Pool, then upon the request of Purchaser, Seller shall (i) reimburse Purchaser for any Losses resulting from, arising solely out of or relating to the failure to obtain final certification and/or recertification by the deadline, and (ii) if permitted by the Investor and repurchase any Mortgage Loan that is preventing such a Pool from being finally certified and/or recertified.

Section 2.14 Liability for Failure to Deliver Files.

     Purchaser shall have no liability for any failure to carry out its servicing responsibilities under any Servicing Agreement which is caused by the failure of Seller to transfer to Purchaser the Servicing Files (or portions thereof) necessary to service the related Mortgage Loans in material compliance with Accepted Servicing Practices and the Applicable Servicing Requirements. Seller shall bear any reasonable, necessary and documented material incremental out-of-pocket and internal expenses incurred by Purchaser arising from the transfer of Mortgage Loans to Purchaser where (i) the servicing for the Mortgage Loans cannot be transferred in all material respects in accordance with Accepted Servicing Practices and the Applicable Servicing Requirements and the Servicing Transfer Instructions, (ii) the Mortgage Loans cannot be serviced in accordance with Applicable Servicing Requirements based on the information within the existing Servicing Files or Mortgage Files or (iii) Purchaser shall, at Seller’s request, use commercially reasonable efforts to correct, at Seller’s cost and expense, Seller’s failure to maintain, for each Mortgage Loan, complete and accurate Mortgage Loan Documents or servicing records.

     Seller shall provide or cause Seller’s custodian to provide within ten (10) days following the Transfer Date, exception reports related to any missing or incomplete Mortgage Loan Documents.

Section 2.15   Costs of Transfer.

     Each of the Parties hereto shall bear its own fees, expenses and commissions of financial, legal and accounting advisors and other outside consultants incurred in connection with the due diligence, negotiation and execution of this Agreement and the transaction contemplated hereby. Each Party shall be bear one half of the costs of combined “good-bye” and “welcome” notices to the mortgagors issued in accordance with Applicable Law. In addition, Seller shall be responsible for all costs, fees and expenses relating to: (i) file shipping costs and recordation fees in connection with the sale of the Servicing Rights contemplated herein; (ii) all registration fees, quality compliance expenses, or transfer costs assessed by MERS to reflect the transfer of the Mortgage Loans registered with MERS or closed as MOM loans; (iii) all fees and costs required to generate and deliver (and record where required by Applicable Law or the Investor) assignments of the Mortgage Loans to Purchaser; and (iv) all fees and expenses of Seller’s document custodian to transfer the Mortgage Loans to the Purchaser’s custodian, if applicable.

Section 2.16   Servicing of the Mortgage Loans.

     From and after the Transfer Date, Purchaser shall be obligated to service the Mortgage Loans in accordance with the terms and conditions of the Applicable Servicing Requirements.

Section 2.17   Notice to Borrowers.

     Not less than fifteen (15) days prior to the applicable Transfer Date, Seller and Purchaser shall deliver to each Mortgagor under an applicable Mortgage Loan a joint letter advising the Mortgagor of the transfer of Servicing Rights contemplated herein. Such joint letter shall be mutually agreeable to the Parties and shall comply with all Applicable Servicing Requirements, including, without limitation, the federal Real Estate Settlement Procedures Act, as amended, and Regulation X, as amended. The parties shall split the cost of such joint letter. Flood Contracts.

Section 2.18   Flood Contracts.

     No later than the applicable Transfer Date, Seller shall assign to Purchaser the fully paid, freely transferable flood contracts with Federal Flood Certification Corporation on each Mortgage Loan, as applicable.

Section 2.19   Tax Service Monitoring.

     By virtue of the Joint Venture Interest Assignment and Acceptance Agreement with respect to TMS (as defined in the Purchase Agreement) to be executed and delivered in connection with the closing under the Purchase Agreement, Purchaser shall succeed to the benefits of the tax monitoring arrangement provided by TMS related to the Mortgage Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

Section 3.01   Representations and Warranties of Seller.

     Seller hereby makes the following representations and warranties as of the Effective Date, the Sale Date and the Transfer Date:

(a)

Organization and Good Standing. Seller is validly existing as a national banking organization under the Applicable Laws of the United States. Subject to all Applicable Laws relating to federal preemption, Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all applicable qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or Servicing Rights require it to be qualified or licensed, except where the failure of Seller to possess such qualifications, licenses, permits, approvals and registrations would not have a Material Adverse Effect;

(b)

Authority and Capacity. Seller has all requisite organizational power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder;

(c)

Effective Agreement. The execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereunder have been or will be duly and validly authorized by all necessary organizational or other action; this Agreement is valid and a legally binding agreement of Seller enforceable against Seller, assuming due authorization, execution and delivery by Purchaser, in accordance with its respective terms, subject to the effect of insolvency, liquidation, conservatorship and other similar Applicable Laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and the discretion of a court to grant specific performance;

(d)

No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its respective terms and conditions, shall (a) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the articles of incorporation, by-laws or other organizational documents of Seller, as applicable, or of any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which Seller is bound, or of any Applicable Law of any governmental authority applicable to Seller, or of Order of any court or governmental authority applicable to Seller, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon the Servicing Rights or any Mortgage Loans or the properties or assets of Seller;

(e)

Consents, Approvals and Compliance. Any requisite consents or approvals of other Persons, including without limitation the Investor Consent, to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby by Seller have been or will be obtained prior to the Sale Date or Transfer Date, as applicable, or such other earlier or later date as expressly provided herein. Seller is approved and in good standing with each applicable Agency and is not in breach of any agreement with the Investor or Insurer relating to the Mortgage Loans, except as such breach would not have a Material Adverse Effect. Seller has complied with, and is not in default under, any Applicable Law, the violation of which might materially and adversely affect the operations or financial condition of Seller or its ability to perform its obligations hereunder;

(f)

Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to Seller’s Knowledge, threatened, or any Order outstanding, against or relating to Seller that could have a Material Adverse Effect;

(g)

No Accrued Liabilities. There are no accrued or contingent liabilities of Seller with respect to the Mortgage Loans or Servicing Rights for which Purchaser would be responsible, or circumstances under which such accrued or contingent liabilities will arise against Purchaser, with respect to occurrences prior to the applicable Sale Date; and

(h)

Financial Advisors. Except for Milestone Advisors LLC and UBS Investment Bank, whose fees shall be paid by Seller, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of the Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

(i)

Solvency. The sum of the assets of Seller, at fair valuation, exceeds the debts of Seller, the present fair saleable value of the assets of Seller is greater than the amount required to pay the liabilities of Seller on its debts as such debts become absolute and mature, and Seller has sufficient capital with which to conduct its business.

(j)

Insurance. Errors and omissions and fidelity insurance coverage, in amounts as required by the Agencies, are in effect with respect to Seller and will be maintained until the transactions contemplated by this Agreement have been consummated in accordance with terms hereof.

Section 3.02   Mortgage Loan and Servicing Rights Representations and Warranties.

     Seller hereby makes the following representations and warranties with respect to each Mortgage Loan and the related Servicing Rights as of the Sale Date:

(a)

General Compliance. (i) Each Mortgage Loan conformed and conforms to the Applicable Servicing Requirements, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the Investor or Insurer upon such sale, issuance of insurance or pooling; (ii) each Mortgage Loan has been originated, underwritten and serviced in compliance with all Applicable Servicing Requirements and (iii) Seller is not otherwise in default with respect to Seller’s obligations under the Applicable Servicing Requirements. All representations and warranties made by Seller to the applicable Agencies, Investors and Insurer in connection with the Mortgage Loans and Servicing Rights are incorporated herein by reference and inure to the benefit of Purchaser;

(b)

Litigation. Schedule 3.02(b) is a true and complete list, as of the date hereof, of all litigation, claims, actions, arbitrations or investigations or other proceedings before any Governmental Body pending (or, to Seller’s Knowledge, threatened in writing) against Seller relating to or involving any of the Servicing Rights. There does not exist any fact or circumstance that would be reasonably expected to give rise to any such litigation, claims, actions, arbitrations or investigations or other proceedings;

(c)

Advances. The Monthly Advances and Servicing Advances are valid and subsisting amounts owing to Seller made in accordance with Applicable Servicing Requirements and such Monthly Advances and Servicing Advances are eligible for reimbursement by the applicable Investor or Agency, are documented and supported on a loan level basis, are currently or to be carried on the books of Seller at values determined in accordance with generally accepted accounting principles and are not subject to any set-offs or claims of the account debtor arising from acts or omissions of Seller that could be asserted against Purchaser, and Seller has not received any notice from the Investor, any Agency or other appropriate party in which the Investor, Agency or party disputes or denies a claim by Seller for reimbursement in connection with a Monthly Advance or Servicing Advance, except where such deficiency, claim or dispute would not have a Material Adverse Effect;

(d)

Disbursements; Future Advances. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully disbursed to the Mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds, except for escrows established or created due to seasonal weather conditions, therefore have been satisfied. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan were paid. There is no obligation on the part of Seller, or of any other party, to make supplemental payments in addition to those made by the Mortgagor. Any future advances that were made in connection with a Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage Instrument, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage Instrument securing the consolidated principal amount is expressly insured as having first or second lien priority by a title insurance policy or alternative title product meeting the standards of the Applicable Servicing Requirements. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(e)	Compliance with Laws. Seller and each Originator have complied in all material respects with the Applicable Servicing Requirements and any and all other Applicable Law;

(f)

High Cost Mortgage Loans. No Mortgage Loan is classified as a “high cost mortgage” under Section 32 of the Home Ownership and Equity Protection Act of 1994 or is considered a “high cost mortgage” loan under any other Applicable Law applicable at the time the loan was originated. Each Originator was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by Purchaser;

(g)

Good Title. Subject to the transactions contemplated herein, Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights. The sale, transfer and assignment by Seller to Purchaser of the Servicing Rights, and the instruments required to be executed by Seller and delivered to Purchaser pursuant to the Applicable Servicing Requirements are, or will be on the Transfer Date, valid and enforceable in accordance with their terms and will effectively vest Purchaser with good title to the Servicing Rights, free and clear of any and all liens, claims, or encumbrances. Seller has not previously assigned, transferred or encumbered the Servicing Rights, and Seller has full right and authority, subject to no interest of or agreement with any other party, to sell and assign the Servicing Rights to Purchaser pursuant to this Agreement;

(h)

Certification. With respect to Agency sales, all Pools have been initially certified, if required by the Applicable Servicing Requirements (in accordance with such requirements), and the securities and participation certificates backed by, or payments with respect to which are supported by, Pools have been issued on uniform documents pursuant to the Applicable Servicing Requirements without any material deviations therefrom. All Pools shall be, when transferred to Purchaser, eligible for final certification and/or recertification, as applicable, by Purchaser’s custodian. The Mortgage Files to be delivered to Purchaser will include all documents customarily available as of the time of delivery that are necessary in order for Purchaser’s document custodian to finally certify and/or recertify the Pools in accordance with the Applicable Servicing Requirements. Each Mortgage Loan included in a Pool meets all eligibility requirements of the Investor for inclusion in such Pool. No Mortgage Loan has been bought out of a Pool without all required approvals of the Investor. Each Pool is properly balanced and fully funded;

(i)

Fraud. No fraud occurred on the part of Seller, Originator, Prior Servicer or a Mortgagor in connection with any Mortgage Loan that could materially and adversely affect Purchaser or the Servicing Rights, or result in Purchaser incurring Losses;

(j)

Mortgage Loan Characteristics. The information set forth in the related Mortgage Loan Schedule and data tape or tapes delivered to Purchaser pursuant to Section 2.08 with respect to the Servicing Rights and Mortgage Loans is true, correct and complete in all material respects;

(k)	No Recourse. None of the Mortgage Loans nor the underlying Servicing Agreements provide for Recourse to the Servicer;

(l)

Notice of Relief Requested Pursuant to the Servicemembers Civil Relief Act. Except as otherwise identified in the written information provided by Seller to Purchaser, to Seller’s Knowledge, Seller has not received notice from any Mortgagor or other party with respect to the Mortgage Loans of a request for relief pursuant to or invoking any of the provisions of the Servicemembers Civil Relief Act or any other Applicable Law that would have the effect of suspending or reducing the Mortgagor’s payment obligations under a Mortgage Loan or that would prevent or restrict the ability of the Servicer to commence or continue with the foreclosure of the Mortgage Loan;

(m)	No Refinance Arrangement. There is no agreement, arrangement or understanding between any of Seller or, to Seller’s Knowledge, any Originator and the Mortgagor to refinance the Mortgage Loan;

(n)

Mortgaged Property Undamaged. There exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer or the amount of any such benefits. There is no proceeding filed or to Seller’s Knowledge, pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property;

(o)

Anti-money Laundering/OFAC. Seller has complied in all material respects with all Applicable anti-money laundering Laws (the “Anti-Money Laundering Laws”), and has established an anti-money laundering compliance program as required by the Anti-

Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations;

(p)

Priority of Lien. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid subsisting and enforceable first or second Mortgage lien with the priority described in the data tape or tapes delivered to Purchaser pursuant to Section 2.08 on the related Mortgaged Property (including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing), in each case, on such forms and with such terms as comply with all Applicable Servicing Requirements. Each Mortgage Note and lost note affidavit, as applicable, and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all material respects in accordance with its terms, subject to bankruptcy, insolvency and similar Applicable Laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance. All parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the Mortgage and each Mortgage Note and Mortgage has been duly and properly executed by such parties The lien of the Mortgage is subject only to: (i) with respect to a second lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property; (ii) the lien of current real property taxes and assessments not yet due and payable; (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no defenses, setoffs or counterclaims against any Mortgage Loan, nor is any Mortgage Loan subject to any right of rescission.;

(q)

Taxes and Charges. There are no taxes, ground rents, water charges, sewer rents, assessments (including assessments payable in future installments), insurance premiums, leasehold payments or other outstanding charges affecting the related Mortgaged Property with respect to any Mortgage Loan (except those items which, if unpaid, are not obligations of the Servicer under Applicable Servicing Requirements), in each case that are past due and, except with respect to insurance premiums, for which a penalty is payable;

(r)	Servicing File and Mortgage File. The Servicing File and Mortgage File contain each of the documents and instruments specified in Exhibit C, as applicable; each of the documents and instruments specified to be included therein; which is required to be maintained under the Applicable Servicing Requirements; and such document or instrument is duly executed and in a form acceptable to the applicable Agency, Investor and Insurer. The information contained within the Servicing File and Mortgage File is true, accurate and complete in all material respects;

(s)

Pre/Post-Petition Bankruptcy Payment Plans. All data and information delivered to Servicer, including any bankruptcy pre and post petition payment application data, is true and correct in all material respects.

(t)

Damage; Condemnation. There exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property.

(u)

Audits. Within the three (3) years immediately preceding the Sale Date, Seller has not been the subject of an audit by any Agency, Investor or Insurer, to the extent where the results of such audit finding could reasonably be expected to have a material adverse effect on all or any significant portion of the Servicing Rights or on Seller's ability to perform its obligations under this Agreement;

(v)

Quality Control. The Mortgage Loans have been subject to Seller's origination and servicing quality control reviews and internal audits to no less a degree than other residential mortgage loans originated or serviced by Seller. Within the three (3) years immediately preceding the Sale Date, Seller's internal quality control reviews and audits have not revealed a failure to comply with Applicable Servicing Requirements in connection with the Mortgage Loans that could reasonably be expected to have a material adverse effect on all or any portion of the Servicing Rights or on Seller's ability to perform its obligations under this Agreement;

Section 3.03 Representations and Warranties of Purchaser

     Purchaser hereby makes the following representations and warranties to the Seller as of the Date of this Agreement and as of each Sale Date.

(a)

Due Incorporation and Good Standing. Purchaser is validly existing as a national banking organization under the Applicable Laws of the United States. Subject to all Applicable Laws relating to federal preemption, Purchaser has in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of Purchaser to possess such adverse qualifications, licenses, permits. approvals and registrations would not have a material adverse effect on Seller;

(b)

Authority and Capacity. Purchaser has all requisite corporate power, authority and capacity, to execute and deliver this Agreement and to perform all of its obligations hereunder. Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement;

(c)

Effective Agreement. The execution, delivery and performance of this Agreement by Purchaser and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate, shareholder or other action by Purchaser; and this Agreement has been duly and validly executed and delivered by Purchaser, and this Agreement is the valid and legally binding agreement of Purchaser and enforceable against Purchaser in accordance with its terms, subject to the effect of insolvency, liquidation, conservatorship and other similar Applicable Laws and the discretion of a court to grant specific performance;

(d)

No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transaction hereby and thereby, nor compliance with its respective terms and conditions, shall (i) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of Purchaser’s charter or by-laws, or of any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which Purchaser is now a party or by which it is bound, or of any Order of any court or governmental authority applicable to Purchaser, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of Purchaser;

(e)

Consents, Approvals and Compliance. Except for the Investor Consent, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Purchaser of its obligations hereunder. Purchaser is approved by and in good standing with each Agency, the Investor or Insurer, as necessary, in order to assume responsibility for the Servicing Rights including without limitation serving as document custodian of the Mortgage Loan Documents. Purchaser has complied in all material respects with, and is not in default under, any Applicable Law, the violation of which might materially and adversely affect the operations or financial condition of Purchaser or its ability to perform its obligations hereunder;

(f)

Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to Purchaser’s Knowledge, threatened, or any Order outstanding, against or relating to Purchaser that could have a material adverse effect upon the performance by Purchaser of its obligations under this Agreement or any Servicing Agreement;

(g)	Approved Seller/Servicer. Purchaser warrants and represents that as of the Sale Date (i) it is or will be an approved seller/servicer of residential mortgage loans for Fannie Mae or Freddie Mac in good standing with such facilities, procedures and personnel necessary for the sound servicing of mortgage loans similar to the Mortgage Loans; (ii) that it is duly qualified, licensed, registered and otherwise authorized under all Applicable Laws to service the Mortgage Loans and (iii) no event has occurred which would make Purchaser unable to comply with eligibility requirements or which would require notification to Fannie Mae or Freddie Mac;

(h)

Broker Fees. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement for whom Seller is responsible for any fee or commission or like payment in respect thereof; and

(i)

MERS. Purchaser is or will be as of the Sale Date a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

Section 3.04 Repurchase of Mortgage Loans

     In connection with any repurchase request received from the Investor relating to a Mortgage Loan due to a breach of the representations and warranties by the Seller, Purchaser shall act as Seller’s agent and on Seller’s behalf pursuant to the terms of the Transition Services Agreement, and shall use commercially reasonable efforts to appeal such requests if a reasonable good faith basis exists to do so. Subject to any limitations of the applicable Investor, Purchaser may demand that Seller (i) repurchase from Purchaser the affected Mortgage Loan, or (ii) provide Purchaser with the amount of funds necessary to repurchase such Mortgage Loans. To the extent permitted by the applicable Investor, Purchaser shall use commercially reasonable efforts, at Seller's sole cost and expense, to cure any defects in the affected Servicing Rights and Mortgage Loans.

     Subject to Applicable Servicing Requirements, when Seller is required to either purchase a Mortgage Loan, such purchase or repurchase shall be accomplished within thirty (30) Business Days following receipt from Purchaser of written demand pursuant hereto. Upon completion of such repurchase by Seller, Purchaser shall forward to Seller all servicing records and all documents relating to such repurchased Mortgage Loan.

     Upon repurchase of a Mortgage Loan, Purchaser shall thereafter subservice such repurchased Mortgage Loan on the same terms and conditions as are set forth in the Subservicing Agreement (notwithstanding the expiration or termination of the Subservicing Agreement). Purchaser shall retain the subservicing fee from the date of repurchase until the later of the date upon with the repurchased Mortgage Loan is transferred to another Servicer or the date upon which such Mortgage Loan is paid in full. Seller shall receive a servicing fee equal to the Servicing Fee, net of the subservicing fee retained by Purchaser, from the date of repurchase until the transfer of the repurchased Mortgage Loan or the date upon which such Mortgage Loan is paid in full. The Servicer will subservice the repurchased Mortgage Loan pursuant to the Applicable Servicing Requirements; provided however, such servicing shall be on an actual/actual basis.

Section 3.05 Repurchase Price for Related Servicing Rights.

     To the extent Seller repurchases any Mortgage Loan pursuant to Section 3.04, Seller shall in addition pay the amount set forth below to Purchaser for the repurchase of the related Servicing Rights (the “Servicing Rights Repurchase Price”). Upon a breach of any of the representations and warranties contained in Section 3.02 with respect to a Mortgage Loan that materially and adversely affects the value of the Servicing Rights and which cannot be reasonably cured or remedied by indemnification, Purchaser may demand that Seller repurchase the affected Servicing Rights from Purchaser at the Servicing Rights Repurchase Price (to the extent Seller has not already repurchased the Servicing Rights and/or paid to Purchaser the related Mortgage Loan Repurchase Price) or indemnify Purchaser as set forth in Section 5.02. Upon any such repurchase or upon repurchase of a Mortgage Loan, Purchaser shall thereafter subservice such repurchased Mortgage Loan on the same terms and conditions as are set forth in the Subservicing Agreement (notwithstanding the expiration or termination of the Subservicing Agreement). Purchaser shall retain the subservicing fee from the date of repurchase until the later of the date upon with the repurchased Mortgage Loan is transferred to another Servicer or the date upon which such Mortgage Loan is paid in full. Seller shall receive a servicing fee equal to the Servicing Fee, net of the subservicing fee retained by Purchaser, from the date of repurchase until the transfer of the repurchased Mortgage Loan or the date upon which such Mortgage Loan is paid in full. The Servicer will subservice the repurchased Mortgage Loan on Seller’s behalf pursuant to the related Servicing Agreement or Applicable Servicing Requirements; provided however, such servicing shall be on an actual/actual basis.

     The Servicing Rights Repurchase Price shall equal the sum of (i), the percentage of the Purchase Price set forth below for the applicable time period after the Transfer Date during which the repurchase is effected (the “Stated Percentage”), (ii) all of the related Advances to the extent Purchaser has not been reimbursed for such Advances by the respective Mortgagors or otherwise, and (ii) all other documented unreimbursed Losses incurred by Purchaser in connection with such Servicing Rights after the Transfer Date, except to the extent that such Losses are attributable to Purchaser's failure to service the related Mortgage Loans in accordance with Applicable Requirements. The Stated Percentage shall be: from the Transfer Date until the first anniversary of the Transfer Date, one hundred percent (100%); after the first anniversary of the Transfer Date and until the second anniversary of the Transfer Date, seventy-five percent (75%); after the second anniversary of the Transfer Date and until the third anniversary of the Transfer Date, fifty percent (50%); after the third anniversary of the Transfer Date, twenty-five percent (25%) and after the fourth anniversary of the Transfer Date, zero percent (0%). Seller will perform a post-billing reconciliation that will reflect the adjustments agreed to in this paragraph.

Section 3.06 Reconciliation Project.

     As of the last applicable cut-off date ,which is no earlier than 30 days prior to the Sale Date (or such later date on which Seller shall have completed a reconciliation of an account in accordance with the current business practices of the Seller), or, in the case of custodial clearing accounts, as of the last day of the month immediately preceding the month in which the Sale Date occurs (or, if applicable with respect to any particular custodial clearing account, such later date on which Seller shall have completed a reconciliation in accordance with the current business practices of the Seller), the Seller shall: (i) properly balance and reconcile all Investor accounts and custodial clearing accounts against cash requirements under the Applicable Servicing Requirements; and (ii) make available for the Purchaser’s inspection documentation to verify the accuracy of the reconciling and balancing activities required under this Section 3.06, and to explain any discrepancies identified in connection with such reconciling and balancing activities. Seller shall use the level of prudence and diligence customary in the industry to conduct the reconciling and balancing activities required under this Section 3.06.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent to the Obligations of the Purchaser.

     The obligations of Purchaser under this Agreement are subject to the satisfaction in all material respects, at or prior to the Sale Date or Transfer Date, as applicable, of each of the following conditions, any or all of which may be waived in writing by Purchaser:

(a)	Correctness of Representations and Warranties. The representations and warranties made by Seller in this Agreement are true and correct in all material respects;

(b)

Compliance with Covenants. All material terms and covenants of this Agreement required to be complied with and performed by Seller at or prior to the Sale Date shall have been duly complied with and performed by Seller in all material respects; and

(c)	Investor Consent. Purchaser shall have received the Investor Consent on or before the Transfer Date; and

(d)	Purchase Agreement. The closing of the sale of the Business to Purchaser pursuant to the Purchase Agreement shall occur simultaneously with the Sale Date.

Section 4.02 Conditions Precedent to the Obligations of the Seller

     The obligations of Seller under this Agreement are subject to the satisfaction in all material respects, at or prior to the Sale Date or Transfer Date, as applicable, of each of the following conditions, any or all of which may be waived in writing by Seller:

(a)	Correctness of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement are true and correct in all material respects;

(b)

Compliance with Covenants. All material terms and conditions of the Agreement required to be complied with and performed by Purchaser at or prior to the Sale Date shall have been duly complied with and performed by Purchaser in all material respects; and

(c)	Investor Consent. Seller shall have received the Investor Consent on or before the Transfer Date.

ARTICLE V

INDEMNIFICATION; CLAIMS

Section 5.01   Survival of Representations, Warranties and Covenants.

     The representations, warranties, and covenants of the parties contained in Sections 3.01, 3.02 and Section 3.03 of this Agreement shall survive the Sale Date through and including the end of the respective Survival Period; provided, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party, in accordance with Section 6.05, before the termination of the Survival Period.

Section 5.02   Indemnification of Purchaser.

     Subject to Section 5.01 and 5.04, Seller shall indemnify and hold Purchaser harmless from, and will reimburse Purchaser for, any and all Losses incurred by Purchaser to the extent that such Losses arise out of, relate to, or result from:

(a)

the inaccuracy of any representation or warranty made by Seller in this Agreement; provided, however, that for purposes of determining whether a breach of a representation or warranty made by Seller in this Agreement has occurred for purposes of this Section 5.02, no effect shall be given to any exception or qualification previously disclosed to Purchaser, “knowledge”, “materiality” or “Material Adverse Effect” set forth therein;

(b)	the failure by Seller to perform or observe any term or provision of this Agreement;

(c)	litigation pending or threatened or arising out of events occurring before the Sale Date in connection with the Servicing Rights transferred to Purchaser;

(d)	any failure by the Seller to service the Mortgage Loans before the Sale Date pursuant to the Applicable Servicing Requirements;

(e)	any repurchase or indemnification demand by an Agency or Investor, except to the extent such demand arises from or relates to a failure of the Purchaser to perform under a Servicing Agreement; or

(f)	Seller’s failure to provide documents required to be retained in their original form by Applicable Servicing Requirements.

Section 5.03   Indemnification of Seller.

     Subject to Section 5.01 and 5.04, Purchaser shall indemnify and hold Seller harmless from, and will reimburse Seller for, any and all Losses incurred by Seller after the applicable Sale Date to the extent that such Losses result from:

(a)	the inaccuracy of any representation or warranty made by Purchaser in this Agreement;

(b)	the failure by Purchaser to perform or observe any term of provision of this Agreement; or

(c)	the failure by Purchaser to service the Mortgage Loans with respect to which the Servicing Rights are transferred to Purchaser hereunder in accordance with the Applicable Servicing Requirements.

Section 5.04   Indemnification Procedures.

(a)

A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought, which notice shall include a reasonable description of the basis for the claim. If and to the extent that either Party actually knows, discovers or determines at any time that such Party is in breach of its representations, warranties or covenants set forth this Agreement in any material respect, such Party shall promptly notify the other Party in writing of such breach.

(b)

In the event that any Legal Proceedings shall be instituted or that any Third Party Claim is asserted, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, the indemnifying party shall have the right, at its sole expense, to be represented by counsel mutually acceptable to the indemnified party and the indemnifying party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, it shall within ten days (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, fails to notify the indemnified party of its election as herein provided the indemnified party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate, (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable, or (iii) Purchaser reasonably anticipates the Third Party Claim to have a material and adverse effect upon the Servicing Rights; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. The parties acknowledge and agree that a class action claim against the Purchaser and/or its Affiliates based on Purchaser’s method of servicing Mortgage Loans is reasonably anticipated to have such a material and adverse effect pursuant to subsection (iii) in the prior sentence; provided, however, that Purchaser’s method of servicing Mortgage Loans is in accordance with Seller’s past practices of servicing Mortgage Loans. Notwithstanding anything in this Section 5.04 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, and the amount of any ultimate Liability with respect to such Third Party Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim. Notwithstanding the foregoing and regardless of whether or not such Third Party Claim is reasonably anticipated to have a material and adverse effect upon the Servicing Rights, an indemnified party shall have the right both to employ separate counsel at the indemnifying party’s expense and to control the defense of any Third Party Claim if, (x) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable, (y) such claim is based upon an investigation, inquiry, or other proceeding by a Governmental Body, or (z) such claim pertains to allegations that the indemnified party reasonably believes that such assumption of defense is necessary to assure that its authority and approvals to service are not materially impaired.

(c)

After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice.

(d)

The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual Loss and prejudice as a result of such failure.

Section 5.05 Tax Treatment of Indemnity Payments.

     Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article V as an adjustment to the Purchase Price for all tax purposes. All indemnification payments under this Article V shall be paid by the indemnifying party net of any tax benefits and any portion of insurance proceeds actually received by the indemnified party under its insurance coverage (net of tax costs), less the sum of any costs incurred in the collection of such insurance proceeds and any amounts paid or expected to be paid as premiums or increased premiums in connection with such insurance coverage. The tax benefits in the form of any refund, credit, deduction or other reduction in income tax shall be computed in good faith by the indemnified party taking into account, among other things, any tax detriment which is reasonably expected to result from the receipt of any indemnity payment, without any affirmative obligation to provide actual tax returns.

Section 5.06 Mitigation of Losses; Exclusive Remedy

     An Indemnified Party shall, to the extent practicable and reasonably within its control, make good faith and commercially reasonable efforts to mitigate any Losses of which it has adequate notice. With respect to any matter for which Seller may be liable pursuant to the provisions of this Agreement, Purchaser shall use commercially reasonable efforts to pursue any and all rights and remedies under agreements and contracts with third parties, including Agencies, Insurers and the Investor, reasonably likely to be successful. Nothing in this Section 5.06 shall be construed as obligating either Party to pursue deficiency judgments from borrowers on foreclosed Mortgage Loans, to commence and pursue litigation or to act in a manner which it reasonably believes is adverse to its own best interests.

     Anything to the contrary contained in this Agreement notwithstanding, it is understood and agreed that the obligation of the Seller to indemnify the Purchaser as provided in this Article V and the right of Seller at its option to cure or repurchase a Mortgage Loan or the Servicing Rights related to a defective Mortgage Loan as provided in Section 3.04 and Section 3.05 constitute the sole and exclusive remedies of the Purchaser respecting a breach of Seller’s representations, warranties or covenants contained in this Agreement absent fraud.

Section 5.07 Rights to Indemnification

     The right of the Purchaser to indemnification, reimbursement or other remedy based upon any such representation, warranty, or covenant will not be affected by any investigation conducted with respect to, or any knowledge of Purchaser acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Sale Date or Transfer Date, with respect to the accuracy or inaccuracy of such representation or warranty or inability to perform any covenant.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Expenses.

     Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 6.02 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)

The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the Parties consent to exclusive jurisdiction in the Supreme Court of the State of New York, New York County (and any courts from which appeals from judgments of that court are heard) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.02.

(c)

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.05.

Section 6.03 Entire Agreement; Amendments and Waivers.

     This Agreement, the Purchase Agreement and the Non-Disclosure Agreement dated January 24, 2008 (including the schedules and exhibits hereto and thereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Applicable Law.

Section 6.04 Governing Law.

     This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to conflicts of law principles contrary thereto (with references of Section 5-1401 of the New York General Obligation Law which by its terms applies to this Agreement).

Section 6.05 Notices.

     All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) one Business Day following the day sent by overnight courier (with written confirmation of receipt); (iii) when delivered by facsimile transmission (with electronic confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

First Tennessee Bank National Association
165 Madison
Memphis, TN 38103
Attention: Chief Financial Officer

With a copy to:

First Tennessee Bank National Association
165 Madison
Memphis, TN 38103
Attention: General Counsel

With a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
165 Madison, Suite 2000
Memphis, TN 38103
Attention: Jackie G. Prester and Desiree M. Franklin

If to Purchaser, to:

MetLife Bank, National Association
c/o MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, New York 11101
Attention: Robert F. Nostramo

With a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
1601 K St, N.W.
Washington, D.C. 20006
Attention: Laurence E. Platt

Section 6.06 Severability.

     If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.07 Binding Effect; Assignment.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Purchaser, or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business; provided, however, that Purchaser shall remain obligated to fulfill its obligations pursuant to this Agreement. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

Section 6.08 Counterparts.

     This Agreement may be executed and delivered in one or more counterpart signature pages executed and delivered via facsimile transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 6.09 Further Assurances.

     The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary to effectuate the purposes of this Agreement. Purchaser and Seller shall cooperate in good faith to consummate the transactions contemplated by this Agreement.

Section 6.10 Construction.

     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.11 Publicity.

     The parties hereto shall consult in good faith with each other as to the form and substance of any press releases or other public announcements, including any related question and answer guidelines prepared or used by Seller, related to the transactions contemplated hereby and any filings with any governmental body or with any national securities exchange or interdealer quotation service with respect thereto prior to issuing any press release or other public announcement or making any filing. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to prohibit any party from making any disclosure or filing that it determines, upon the advice of counsel to the party seeking to disclose, is required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or necessary in connection with any Tax return or other document required to be filed with any Governmental Body or to prohibit Seller from making disclosures in connection with other discussions, questions or comments in connection with investor relations matters the principal focus of which is not specifically related to the transactions contemplated hereby provided that such disclosures or comments are not designed to adversely affect the reputation or business of Purchaser or its Affiliates.

Section 6.12 Solicitation

     Seller agrees that it shall not solicit (in writing or otherwise) any Mortgagors to refinance a Mortgage Loan related to the Servicing Rights; provided that (i) mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not made on a targeted basis to the Mortgagors of any such Mortgage Loans on the basis of information that they obtained as a result of Seller’s ownership of the Business or as a result of a targeted search for such information, or (ii) a solicitation for financial services other than Mortgages to any Mortgagor with whom Seller or an Affiliate has a customer relationship unrelated to the Mortgage Loans and that are not made on a targeted basis to the Mortgagors of any Mortgage Loans on the basis of information that they obtained as a result of Seller’s ownership of the Business or as a result of a targeted search for such information shall not constitute solicitation and shall not violate this covenant. Without the prior written consent of Purchaser, Seller shall not sell or distribute any customer list incorporating the names of Mortgagors of any Mortgage Loans and shall not itself use any such list to solicit or promote, or to allow any other person to solicit or promote, the sale of any services or products to any such, in each case using information that it or they obtained as a result of Seller’s ownership of the Servicing Rights.

Section 6.13 General Interpretive Principles.

     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)

Terms used in this Agreement have the meanings assigned to them in this Agreement (as defined herein), and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(b)	Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

(c)	References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).

(d)	The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

(e)

Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

[Signatures Follow]

     IN WITNESS WHEREOF, each of the undersigned Parties to this Servicing Rights Purchase and Sale Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written.

METLIFE BANK, NATIONAL		FIRST TENNESSEE BANK NATIONAL
ASSOCIATION		ASSOCIATION
(Purchaser)		(Seller)

By:	/s/ Joseph Michalik	By:	/s/ John Kubiak
Name:	Joseph Michalik	Name:	John Kubiak
Title:	VP & Chief Credit Officer	Title:	SVP